Exhibit 10.29
             1996 Amendment and Restatement of the
          1991 Non-Employee Director Stock Option Plan

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                     GALAXY FOODS COMPANY

           THE 1996 AMENDMENT AND RESTATEMENT OF THE
          1991 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

      Purpose.   This 1996 Amendment and Restatement of  the
1991 Non-Employee Director Stock Option Plan (the "Plan") is intended to provide incentives to certain directors of Galaxy Foods Company (the "Company") by providing them with opportunities to purchase stock in the Company pursuant to options.

     Board  Will  Administer  the  Plan.     The  Plan  shall
be administered by the Board of Directors of the Company (for Plan purposes, the "Committee"). The Committee shall consist of the Board of Directors, when authorized and acting as
a  board otherwise   in   accordance  with  the  Company's by-
laws   and regulations  and relevant state corporate law.  The
Chairman of the said Board shall preside over all meetings and actions by the Committee. Subject to the terms of the Plan, the Committee shall have authority to determine the terms and provisions of the instruments by which options shall be evidenced.

     Eligible Directors. Options shall be granted to each Non Employee Director of the Company. For all Plan purposes, a "Non Employee Director" shall mean a director of the Company who currently is not an officer of the Company, or otherwise employed by (or a consultant to) the Company or any subsidiary thereof, as further defined in 17 CFR 240.16b 3(b)(3)(i).

     Stock. The Stock subject to the options shall be authorized but unissued shares of the common stock of the Company, $.01 par value per share (the "Common Stock"), or shares of Common Stock reacquired by the Company including shares purchased in the open market. The aggregate number of shares which may be issued pursuant to the Plan is 33,500 subject to adjustment as provided in paragraph 14. In the event any option granted under the Plan shall expire or terminate on without having been exercised in full or shall cease for any reason to be exercisable in whole or in part, the unpurchased shares subject thereto shall again be available under the Plan.

      Automatic Grant of Options. Subject to shareholder approval (as provided in Section 16 hereof), effective October 1,
1996, and each successive October 1st so long as this Plan remains effective, each Non-Employee Director who has continuously served for  the  one-year  period  ending on
such effective date (or anniversary date thereof) is automatically granted an option to purchase 2,000 shares
of  the Company's  Common  Stock.   Each otherwise-eligible Non
Employee Director who has served continuously as a Non-
Employee Director for less than the one year period ending on any such date is automatically granted an option to purchase a pro-rated number of shares of the Company's Common Stock, equal to 166.66 shares for each complete calendar month such Non-Employee Director has so served but rounding the total number of shares upward to the nearest whole share.

     Maximum Option Shares. The number of options granted to a director under the Plan shall not exceed 2,000 shares in any calendar year.

     Option Price. The price per share specified in each option granted under the Plan shall be equal to the fair market value per share of common stock on the date of such grant.

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     Option  Duration.  Each option shall expire ten  years
from the  date  of grant, unless a lesser period is specified
by  the Committee.   The Committee may extend the term of any
previously granted option provided that such option, as extended, expires within ten years of its original date of grant.

    Vesting of Options. Subject to the provisions of paragraphs 12, 13 and 16, each option granted under the Plan shall be fully exercisable immediately upon grant thereof.

     Termination of Non-Employee Director Status. In the event an optionee ceases to be a Non-Employee Director, other than by reason of death, at a time when he holds an option, he may exercise such option, within the original term of the option, as to all or any of the shares covered thereby, at the time or times such exercise is permitted under the terms of the option. Nothing in the Plan shall be deemed to give any optionee the right to be nominated as a director by the Company for any period of time.

     Death.   If  an  optionee dies, any option  of  his  may
be exercised, to the extent of the number of shares with respect to which he could have exercised it on the date of his death, by his estate, personal representative or beneficiary who acquires the option by will or by the laws of descent and distribution, at any time prior to the option's specified expiration date.

    Assignability.    No   option shall be assignable or
transferable by the optionee except by will or by the laws of descent and distribution, and during the lifetime of the optionee each option shall be exercisable only by him.

     Terms and Conditions of Options. Options shall be evidenced by instruments (which need not be identical) in such forms as the Committee may from time to time approve. Such instruments shall conform to the terms and conditions set forth in paragraphs 7 through 12 hereof and may contain such other provisions not inconsistent with the Plan, including restrictions applicable to shares of Common Stock issuable upon exercise of options granted under the Plan, as the Committee deems advisable.

     Adjustments.   Upon the occurrence of any of  the
following events, an optionee's rights with respect to options granted to him hereunder shall be adjusted as hereinafter provided, unless otherwise specifically provided in the written agreement between the optionee and the Company relating to such option:

     Stock Dividends and Stock Splits. If the shares of Common Stock shall be subdivided or combined into a greater or smaller number of shares or if the Company shall issue any shares of Common Stock as a stock dividend on its outstanding Common Stock, the number of shares of Common Stock deliverable upon the exercise of options shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, combination or stock dividend.

     Consolidations  or  Mergers.   If  the  Company  is  to
be consolidated with or acquired by another entity in a merger, sale of all or substantially all of the Company's assets or otherwise (an "Acquisition"), the Committee or the board of directors of any entity assuming the obligations of the Company hereunder (the "Successor Board"), shall, as to outstanding options, either (i) make appropriate provision for the continuation of such options by substituting on an equitable basis for the shares then subject to such options the consideration payable with respect to the outstanding shares of Common Stock in connection with the Acquisition; or (ii) upon written notice to the optionees, provide that all options must be exercised, to the extent then exercisable, within a specified number of days of the date of such notice, at the end of which period the options shall terminate; or (iii) terminate all options in exchange for a cash payment equal to the excess of the fair market value of the shares subject to such options (to the extent then exercisable) over the exercise price thereof.

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     Recapitalization  or Reorganization.   In  the  event  of
a recapitalization or reorganization of the Company (other than a transaction described in subparagraph B above) pursuant to which securities of the Company or of another corporation are issued with respect to the outstanding shares of Common Stock, an optionee upon exercising an option shall be entitled to receive for the purchase price laid upon such exercise the securities he would have received if he had exercised his option prior to such recapitalization or reorganization.

     Dissolution or Liquidation. In the event of the Proposed dissolution or liquidation of the Company, each option will terminate immediately prior to the consummation of such proposed action or at such other time and subject to such other conditions as shall be determined by the Committee.

     Issuances  of  Securities.   Except  as  expressly
provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to options. No adjustments shall be made for dividends paid in cash or in property other than securities of the Company.

     Fractional Shares. No fractional shares shall be issued under the Plan and the optionee shall receive from the Company cash in lieu of such fractional shares.

     Adjustments.   Upon  the happening  of  any  of  the
events described in subparagraphs A, B or C above, the class and aggregate number of shares set forth in paragraph 4 hereof that are subject to options which previously hove been or subsequently may be granted under the Plan shall also be appropriately adjusted to reflect the events described in such subparagraphs. The Committee or the Successor Board shall determine the specific adjustments to be made under this paragraph 14 and, subject to paragraph 2, its determination shall be conclusive.

     If any optionee owning restricted Common Stock obtained by exercise of an option receives shares or securities or cash in connection with a corporate transaction described in subparagraphs A, B or C above as a result of owning such restricted Common Stock, such shares of securities or cash shall be subject to all of the conditions and restrictions applicable to the restricted Common Stock with respect to which such shares or securities or cash were issued, unless otherwise determined by the Committee or the Successor Board.

     Exercise of Options. An option (or any part or installment thereof) shall be exercised by giving written notice to the Company at its principal office address, identifying the option being exercised, and specifying the number of shares as to which such option is being exercised, such written notice to constitute a binding commitment of the optionee to purchase and pay for the shares to which the option relates. Payment of the purchase price for such shares shall be made in United States dollars, in cash, by certified check, by bank draft or by personal check. The holder of an option shall not have the rights of a stockholder with respect to the shares covered by his option until a stock certificate has been issued to him for such shares. No adjustment will be made for dividends or similar rights for which the record date is after the exercise of the option but prior to the date such stock certificate is issued. In no case may a fraction of a share be purchased or issued under the Plan.

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    Shareholder  Approval; Plan Amendment and  Plan  Term. The
Plan  shall be effective October 1, 1996, subject to approval by the  holders  of a majority of the outstanding shares  of
Common Stock   of   the  Company  at  the  annual  meeting  of
Company shareholders next following such date, and shall expire on September 30, 2001, except as to options them outstanding on such expiration  date.  Options subject to shareholder
approval shall automatically  be granted under the Plan prior to the date for such shareholder approval, but shall be conditioned upon receipt of such approval, and shall automatically be rescinded in the event timely shareholder approval is not obtained. The Board of Directors may terminate or amend the Plan in any respect  at  any time;
provided,  that  without the  prior  approval   of
the stockholders (a) the total number of shares that may be issued under the Plan and the maximum number of shares available for each grant may not be increased (except by adjustment pursuant to paragraph 14); (b) the provisions of paragraph 5 relating to the limits on grants in any calendar year may not be modified; (c) the provisions of paragraph 7 relating to the option price may not be modified; (d) the provisions of paragraph 9 relating to the exercise of options may not be modified; (e) the provisions of paragraph 3, regarding eligibility, may not be modified;
and (f) the expiration date of the Plan may not be extended; provided, further, that the provisions of the Plan specified in Rule 16b-3(c)(2)(ii)(A), promulgated under
Section 16 of the Securities Exchange Act of 1934, as amended, may not be amended more than once every six months other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder. No action of the Board of Directors or shareholder, however, may, without the consent of an optionee, alter or impair his rights under any option previously granted to him.

      Application of Funds. The proceeds received by the Company from the sale of stock pursuant to options granted under the Plan will be used for general corporate purposes.

     Governmental Regulation. The Company's obligation to sell and deliver shares of the Company's Common Stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such shares.